Exhibit 99.4

ORIGINAL COPY

Contract No. : 1100126372008511514

CHINA DEVELOPMENT BANK

FOREIGN EXCHANGE LOAN CONTRACT

(Carrying a Share Conversion Option)

Type of Loan:	Self-Operated Foreign Exchange Loan
(Carrying a Share Conversion Option)
Name of Project:	Chinalco Overseas Development Project
Borrower:	Chinalco
Lender:	China Development Bank
Third Party:	Singapore SPV1
Execution Date:	January 2008

i

Borrower: Aluminum Corporation of China (“Chinalco”)

Domicile: 62, Xizhimenbei Avenue, Beijing
Legal Representative: Xiao Yaqing
Post code: 100088
Handling Person: Zhang Zhankui
Tel: 82298288
Fax: 82298208

Lender: China Development Bank

Domicile: 29, Fuchengmeiwai Avenue, Xicheng District, Beijing
Legal Representative: Chen Yuan
Postcode: 100037
Handling Entity: Corporate Department, CDB
Domicile of Handling Entity: 158, Fuxingmennei Avenue, Xicheng District, Beijing
Head of the Handling Entity: Xu Qiying
Post code: 100031
Handling Person: Deng Xiaoliang
Tel: 66492154
Fax: 66413956

Third Party: Oriental Prospect Pte. Ltd.

Domicile: 6 Temasek Boulevard, 29th Floor, Suntec Tower Four, Singapore 038986
Legal Representative: Wang Wenfu
Handling Person: Jin Yanbing
Contact Telephone: +86-10-82298263; +86-0-13911887640

For the purpose of Chinalco’s overseas development project, the Borrower applies for a foreign exchange loan with the Lender, and the Lender agrees to extend the said loan.  In accordance with relevant requirements of the laws and regulations of the state, and in observance of the principles of equality, voluntariness, fairness and good faith, the Lender and the Borrower hereby enter into this Contract upon mutual consultations and agreement:

ARTICLE I
DEFINITIONS

Unless otherwise defined herein, the following terms shall have the following meanings in this Contract:

1.1           Lender means China Development Bank.

1.2           Borrower means Chinalco.

1.3           [HK SPV] means the wholly-owned subsidiary established by Chinalco in Hong Kong; [Singapore SPV1] means the overseas target company established by [HK SPV] for the purpose of this Project; [Singapore SPV2] means the wholly-owned subsidiary established by [Singapore SPV1].

1.4           Project means the overseas development project of Chinalco.

1.5           Loan Commitment Amount means the maximum loan amount the Lender agrees to make available to the Borrower.

1.6           Loan Fund means any loan principal under the Loan Commitment Amount that has been disbursed or will be disbursed to the Borrower in accordance with the terms of this Contract, including the Capital Interest recorded in accordance with Article 5.4 hereof.

1.7           Loan Balance means the Loan Funds actually disbursed by the Lender and not yet repaid by the Borrower, including the Capital Interest recorded in accordance with Article 5.4 hereof.

1.8           Drawdown Period has the meaning as defined in Article 8.3 hereof.

1.9           Loan Account means the account opened by the Lender for the Borrower for the purpose of recording the disbursements, repayments, etc. of the loan under this Contract.

1.10         Deposit Account means the account opened by the Lender for the Borrower for the purpose of handling the operation of converting the borrowing into deposits as well as settlement operations under this Contract.

1.11         Fund Disbursement means the disbursement of a Loan Fund made by the Lender in accordance with the needs of the Borrower out of the Deposit Account opened by the Borrower with the Lender, or the direct disbursement of a Loan Fund made by the Lender on the basis of the drawdown application of the Borrower.

1.12         Interest Period means, with respect to any Loan Fund, the interest period as defined in Article 5.2 hereof.

1.13         Interest Payment Date means the date on which the Borrower shall pay the interest to the Lender, as set out in Article 5.2 hereof.

1.14         Principal Repayment Date means the date on which the Borrower repays the principal of the loan, as set out in Article 10.1 hereof.

1.15         Business Day means any working day of the Lender, other than the statutory holidays of the state and public holidays.

1.16         LIBOR means the London Interbank Offered Rate (USD) published by British Bankers’ Association, and for the purpose of this Contract, the 6-month USD LIBOR rate, as displayed on TELERATE Screen 3750 (If no quotes are available on this screen, the equivalent screen of the Reuters terminal can be used) at London Time 11:00 am on the day which falls two Business Days prior to the commencement of each Interest Period, shall be used.

1.17         Cash Interest Rate means, with respect to any Loan Fund, the annual interest rate of 1%.

1.18         Cash Interest means the cash interest accrued in accordance with Article 5.3 hereof.

1.19         Capital Interest Rate means, with respect to any Loan Fund, LIBOR-0.5%.

1.20         Capital Interest means the capital interest accrued in accordance with Article 5.4 hereof.

ARTICLE II
LOAN COMMITMENT AMOUNT

The Loan Commitment Amount hereunder shall be determined on the basis of the amount of convertible debt as mutually agreed by the two parties and shall include: (a) a maximum of Two Point Four Billion US dollars (US$2,400,000,000) Loan Funds available to drawdowns by the Borrower under this Contract; and (b) the Capital Interest as capitalized in accordance with this Contract.

ARTICLE III
PURPOSE OF USE OF THE LOAN

The loan hereunder shall be used for Chinalco’s overseas development project. The Borrower shall neither misappropriate nor divert the loan, nor shall the Borrower employ the capital hereunder in areas expressly prohibited by the state. If the Borrower misappropriates or diverts a Loan Fund, a penalty interest shall be calculated and paid in accordance with relevant stipulations of the People’s Bank of China.

ARTICLE IV
TERM OF THE LOAN

The loan hereunder shall have a term of 3 years, beginning as from February 1, 2008 and ending as of January 31, 2011.

ARTICLE V
INTEREST RATE AND INTEREST OF THE LOAN

5.1           Interest Rate of the Loan

The interest rate of the loan hereunder shall be calculated in the form of convertible debt as mutually agreed by the two parties. The interest rate of the loan shall be LIBOR (6-month USD) + 0.5%, inclusive of both the Cash Interest Rate and the Capital Interest Rate.

5.2           Interest Period and Interest Payment Date

The Interest Periods hereunder shall be 6 months each and shall start to run from the date of the first drawdown of the Loan Funds hereunder. The first Interest Period shall commence as from February 1, 2008 and end as of July 31, 2008.

The Interest Payment Dates shall be July 31st and January 31st of each year.  The last Interest Payment Date under this Contract shall be the Principal Payment Date of the last repayment of the loan, on which the interest will become fully paid off along with the full repayment of the principal.  If an Interest Payment Date falls on a date that is not a Business Day, it shall be extended to the immediately following Business Day, provided that if such next Business Day falls in the next month, the said Interest Payment Date shall then be advanced to the immediately preceding Business Day.

5.3           Calculation and Payment of Cash Interest

A Cash Interest shall accrue on the Loan Funds on the basis of the number of actually accrued days and a 360-days year. The Borrower shall pay on each Interest Payment Date the Cash Interest accrued from the Loan Funds during the corresponding Interest Period.

The calculation formula for the Cash Interest shall be: Loan Balance × Cash Interest Rate × Actually Accrued Days of the Loan During the Corresponding Interest Period ÷ 360 Days.

5.4           Calculation and Payment of Capital Interest

In addition to the Cash Interest as set out in Article 5.3 above, a Capital Interest shall accrue on the Loan Funds on the basis of the number of actually accrued days and a 360-days year. The Capital Interest accrued from the Loan Fund during the corresponding Interest Period shall be automatically capitalized into new Loan Fund on each Interest Payment Date and shall be recorded into the Loan Balance. Any Capital Interest so accrued shall, upon such capitalization on each Interest Payment Date, be deemed part of the principal of the loan disbursed under this Contract, including without limitation, to the effect that such capitalized Capital Interest shall accrue both Cash Interest and Capital Interest in accordance with this Contract and that such capitalized Capital Interest shall be repaid or prepaid by the Borrower in accordance with this Contract.

 The calculation formula for the Capital Interest shall be: Loan Balance × Capital Interest Rate × Actually Accrued Days of the Loan During the Corresponding Interest Period ÷ 360.

ARTICLE VI
INTEREST ON OVERDUE PAYMENTS

6.1           If the Borrower fails to repay the due principal, interest and fee of the loan in accordance with the provisions of this Contract, the Lender shall charge the Borrower an interest on overdue payment at an interest rate equal to LIBOR (6-month USD) +1.5%.

6.2           The calculation formula for the interest on overdue payments shall be: Overdue Amount × Interest Rate of the Interest on Overdue Payments × Overdue Days ÷ 360.

6.3           Should the Borrower still fail to repay the overdue principal, interest and fee of the loan by the next principal and interest repayment date, the Lender will charge the Borrower compounded interest at the then prevailing interest rate of the interest on overdue payments and on the basis of the Interest Period.

6.4           If the interest rate of the loan is a floating rate, the then prevailing penalty rate of all overdue amounts shall float along with the then prevailing loan interest rate.

ARTICLE VII
CONDITIONS PRECEDENT FOR DRAWDOWNS

7.1           The conditions precedent for the first drawdown of the Borrower shall include all of the following:

(a)           The Lender has received from the Borrower the following documents or materials:

(1)           Approval replies of relevant authorities of the state consenting to the Project;

(2)           The legal person business license of the Borrower, a copy of the articles of association of the Borrower, and audited financial reports (both consolidated and non-consolidated) of the most recent three years of the Borrower and a financial flash report (both consolidated and non-consolidated) of the most recent quarter of the Borrower;

(3)           The resolution of the relevant power organ of the Borrower consenting to the Borrower’s execution and performance of this Contract;

(4)           The signature specimen of the legal representative of the Borrower for the execution of this Contract, or the power of attorney and signature specimen of an authorized signatory of the Borrower;

(b)           The Borrower has opened the Loan Account and the Deposit Account in accordance with Article 13;

7.2           The conditions precedent for each drawdown (inclusive of the first drawdown) of the Borrower shall include the following:

(a)           The representations of the Borrower as set forth in Article 14 hereof are true and valid;

(b)           The Borrower is not in breach of the covenants and warranties set forth in Article 14 hereof;

(c)           No event of default has occurred under Article 19 hereof.

ARTICLE VIII
DRAWDOWN

8.1           Drawdown Plan

The Borrower’s drawdown plan hereunder with respect to the Loan Commitment Amount shall be as follows:

February 1, 2008, USD 2.4 billion

If the Borrower intends to change its drawdown plan, it shall give a 2 Business Days prior notice to the Lender.

8.2           Drawdown Procedure

The Borrower shall submit to the Lender an irrevocable drawdown application (the form of which is attached hereto as Annex 1) 2 Business Days prior to the drawdown date. Upon receipt and review and approval of said drawdown application, the Lender shall on the drawdown date transfer the drawdown amount applied for by the Borrower from the Loan Account of the Borrower into the Deposit Account of the Borrower, or, shall directly disburse the said amount into the account designated in the drawdown application by the party making the drawdown.

8.3           Drawdown Period

(a)           The Drawdown Period under this Contract shall be 1 month, beginning as from January 31, 2008 and ending as of February 29, 2008.

(b)           The Borrower may make drawdowns during the Drawdown Period only. Upon expiry of the Drawdown Period, the undrawn portion of the Loan Commitment Amount shall be cancelled automatically.

(c)           The Drawdown Period shall not be extended without the consent of the Lender. Should the Borrower need to extend the Drawdown Period, it shall submit to the Lender a written application therefor 30 days before the expiry of the Drawdown Period.  Only upon written consent of the Lender shall the Drawdown Period be extended.

ARTICLE IX
DISBURSEMENT OF FUNDS

The Borrower shall submit a disbursement notice to the Handling Entity of the Lender on the same date of the proposed fund disbursement. The Lender shall review the notice in accordance with its internal management procedures. If upon review the disbursement request is found true and complete, the Lender will complete the disbursement procedures on the same day of receipt of the disbursement notice. If upon review the disbursement request is found either untrue or incomplete, the Lender may temporarily postpone or may refuse the disbursement.

The basis for Fund Disbursements to be produced by the Borrower shall include the Statement on the Status of Use of the CDB Loan, and the Letter on the Drawdown Plan for the Partial Rome Equity Acquisition Project, etc.

ARTICLE X
REPAYMENT OF PRINCIPAL AND INTEREST

10.1         Modality of Principal Repayment

                The Borrower shall fully repay all of the Loan Balance on the date of January 31, 2011 (“Principal Repayment Date”).

10.2         The Lender will issue the Principal and Interest Repayment Notice to the Borrower prior to the principal and interest repayment date.

10.3         The Borrower shall, 2 Business Days prior to the principal and interest repayment date, remit the amounts payable into an account designated by the Lender.

10.4         Whether the Lender has notified the Borrower and whether the content of the Principal and Interest Repayment Notice is accurate shall not release the Borrower from the obligation to fully and promptly repay the principal and interest.

10.5         The Lender may on its own debit the corresponding amount from the Deposit Account opened by the Borrower with the Lender on the principal and interest repayment date.

ARTICLE XI
PREPAYMENT

This article shall only apply to the circumstance where the Borrower voluntarily makes prepayments with respect to the loan under this Contract.

11.1         The Borrower may not make any prepayment without the consent of the Lender.

11.2         If the Borrower needs to make a prepayment, it shall submit to the Lender a 15 days prior written application to that effect.

11.3         If the Lender consents to a prepayment by the Borrower, the Borrower shall, 2 Business Days prior to the determined Principal Repayment Date, remit the prepaid principal and corresponding interest and fee into an account designated by the Lender.

11.4         The prepayment amounts shall first be applied towards the repayment of the last maturing loan amount, i.e. the repayment shall be effected in a reversed order.

11.5         The prepayment application of the Borrower shall be irrevocable.  No drawdown applications shall be made subsequently with respect to prepaid amounts.

ARTICLE XII
ORDER OF REPAYMENT

                Should the repayment amounts of the Borrower be less than the aggregate amounts due and payable as of the relevant date under this Contract, such repayment amounts shall be applied in the following order:

(a)           payment of indemnity and liquidated damages;

(b)           payment of due penalty interest;

(c)           payment of Interest on Overdue Payments;

(d)           payment of overdue principal ;

(e)           payment of due fees;

(f)            payment of due interest;

(g)           payment of due principal.

If the repayment amounts of the Borrower are not sufficient to fully repay payable items of the same order, repayment shall then be made on the basis of the order of accrual of the relevant payable items.

ARTICLE XIII
ACCOUNT MANAGEMENT

The Borrower shall open the Loan Account and the Deposit Account with the handling entity of the Lender prior to January 31st, 2008, for the purpose of loan disbursement, settlement, and loan principal and interest recovery by the Lender.

ARTICLE XIV
REPRESENTATIONS AND WARRANTIES OF
BORROWER AND SINGAPORE SPV1

The Borrower represents and warrants as follows:

(a)           It is a lawfully established legal person, possesses a valid business license, and owns its assets and operates its business in accordance with law;

(b)           It has completed all internal authorization procedures necessary for the execution of this Contract; the person signing this Contract is a duly authorized representative of it; and this Contract shall become legally binding on it immediately upon its effectiveness;

(c)           The financial reports furnished by it to the Lender have been prepared in accordance with currently effective laws, regulations and accounting standards and have truthfully and accurately reflected its financial position as of the relevant reporting year;

(d)           All other materials furnished by it to the Lender are true and accurate and all submitted copies are in conformity with their originals;

(e)           It confirms that its loan Project has obtained approval, consent and registration from National Development and Reform Commission, State Administration of Foreign Exchange and other relevant examination and approval authorities and it further guarantees that all approval documents will be provided prior to its start of use of the Loan Funds.

Singapore SPV1 represents, warrants and undertakes as follows:

(a)           It is a company established in accordance with local law, and owns its assets and operates its business in accordance with law;

(b)           It has completed all internal authorization procedures necessary for the execution of this Contract; the person signing this Contract is a duly authorized representative of Borrower; and this Contract shall become legally binding on the Borrower immediately upon its effectiveness;

(c)           As of the date of this Contract, its total issued shares are [ ] shares;

(d)           During the term of this Contract, it shall not issue any new shares without the consent of the Lender.

ARTICLE XV
INSPECTION ON THE USE STATUS OF THE FUNDS

Upon disbursement of a Loan Fund, the Lender shall be entitled to inspect, either onsite or offsite, the use of the Loan Fund hereunder. The Borrower shall, in accordance with the requirement of the Lender, submit to the handling entity of the Lender an Implementation Status Report on the use of the Loan Funds together with corresponding fund use vouchers. The Lender may inspect on-site the use status of the loan and the Borrower shall actively cooperate with the Lender on the inspection and shall, in accordance with the requirement of the Lender, provide relevant materials. The content of the inspection of the Lender shall include the following:

(a)           Whether the purpose of use of the loan has been changed; whether upon disbursement the loan has been channeled into domestic securities trading, futures trading, real estate business operation, venture capital and other areas prohibited by the Lender;

(b)           Whether the Project has proceeded smoothly and whether there has occurred any material accident;

(c)           Whether the cumulative completed volume of the acquisition matches the cumulative financial expenditures of the Project;

(d)           Whether the estimated total investment can be controlled within the budget range.

                If the Lender finds that smooth completion of the Loan Project has been affected by Borrower’ misuse of the funds, it may require the Borrower to rectify the same within a set time limit.

ARTICLE XVI
INFORMATION DISCLOSURE

16.1         The Borrower shall, prior to May 31 each year, submit to the Lender the full set of financial reports (both consolidated and non-consolidated) (including balance sheet, income statement, cashflow statement and auditor’s report) of the previous fiscal year as audited by an accounting firm acceptable to the Lender; and shall, prior to Sept.10th each year, submit to the Lender the full set of financial statements (unaudited) (both consolidated and non-consolidated) of the first half of the year.

16.2         In the event of a change to its company name, domicile, registered capital, business scope, or company type, or its articles of association, or in the event of a material financial change, the Borrower shall provide a 10 days prior written notice to the Lender and shall file relevant documents with the Lender for record.  In the event of a material change to its legal representative or its financial head, the Borrower shall promptly notify the Lender of the same in writing.

16.3         The Lender shall be entitled to request the Borrower to provide essential dynamic information on the use of funds over the period from the approval of the Project to the termination of contract, together with relevant fund use vouchers. The Borrower shall provide the same without delay.

ARTICLE XVII
SUPERVISION OF THE LOAN PROJECT

The Lender may periodically visit the Borrower and the loan Project and may gather information on the loan Project through the following means:

(a)           to hear reports of the key responsible person/s of the Borrower on the status of the loan Project;

(b)           to inspect the financial reports, accounting vouchers, accounting books and like financial and accounting documentation and other relevant documentation of the Borrower or the loan Project;

(c)           to verify the financial and fund status of the Borrower.

The Borrower shall cooperate with the Lender on the above activities.

ARTICLE XVIII
RIGHTS AND OBLIGATIONS OF THE BORROWER

18.1         The Borrower shall have the right to request the Lender to extend the loan in accordance with this Contract;

18.2         The Borrower shall effect drawdowns in accordance with the Drawdown Plan hereunder;

18.3         The Borrower shall repay the principal and interest of the loan in accordance with this Contract;

18.4         If the Lender believes that a transaction conduct in respect of the loan Project hereunder contains a defect that may result in nullification of this Contract, or if the transaction fails, the Lender shall be entitled to request the Borrower to immediately repay the loan and the Borrower shall so repay immediately upon receipt of the notice of the Lender.

18.5         The Borrower shall promptly handle and complete all formalities in accordance with relevant foreign exchange administration regulations of the state;

18.6         The Borrower shall obtain prior written consent of the Lender with respect to any transfer of its operating assets amounting to 50% or above of its total assets;

18.7         In the event of a merger, spin-off or other ownership or structural change, the Borrower shall provide the Lender a 30 days notice of the relevant plan of change and must obtain the Lender’s consent thereto. No such plan of change shall prejudice the legitimate rights and interest of the Lender under this Contract;

18.8         If the Borrower provides guarantee to a third party and if the cumulative guarantee amount threatens to exceed 70% of its net assets stated in the financial statements of the most recent fiscal year, the Borrower must obtain from the Lender its written consent thereto.

18.9         The Borrower shall not apply for loans with the Lender by way of false reporting, etc.

18.10       The Borrower shall cooperate with the Lender on its credit rating work and shall provide relevant documents in accordance with the request of the Lender.

18.11       The Borrower shall within 10 days of the occurrence of the conduct of acquisition provide information on the acquired shares and the use of the Loan Funds.

18.12       Any money or other derivatives transactions undertaken by the Borrower under this Contract shall obtain the consent of the Lender.

ARTICLE XIX
[SHARE CONVERSION OPTION ]

19.1         Unless otherwise set forth herein, the Borrower shall maintain its 100% interest, held by it directly or indirectly, in [HK SPV], [Singapore SPV1] and [Singapore SPV2] .

19.2         The Borrower and [Singapore SPV1] agree that upon disbursement of the Loan Funds, the Lender shall have the right (but not the obligation) to serve one or multiple notices on the Borrower and [Singapore SPV1] (“Exercise Notice”) and to thereby request converting all or part of the Loan Balance under this Contract into shares of [Singapore SPV1] on a repayment date or earlier (“Share Conversion Right”). For the purpose of the foregoing, the Lender shall in its served notice specify the amount of the Loan Balance in respect of which it intends to exercise the Share Conversion Right (“Exercise Amount”), and such Exercise Amount shall be subject to a deduction of the Capital Interest that has been added, for the purpose of the calculation of Capital Interests, as from the drawdown date of the Loan Fund (“Net Exercise Amount”).

19.3         Upon completion of the exercise of the Share Conversion Right, the number of the shares in [Singapore SPV1] obtainable by the Lender as a result of its exercise of such Share Conversion Right (“Exercised Shares”) shall be determined in accordance with the following formula:

[Number of Exercised Shares] = Net Exercise Amount÷US$2,400,000,000 ÷ (12%×
Total Number of Shares Issued by [Singapore SPV1] on the date of execution of this Contract÷88%)].

19.4         [Singapore SPV1] shall (and the Borrower shall procure that [Singapore SPV1]) shall, at its own expense, issue the Exercised Shares to the Lender in accordance with this Article immediately upon receipt of the Exercise Notice served by the Lender.

19.5         Unless and until the Lender has, with respect to the Exercise Amount, been formally confirmed as the holder of the Exercised Shares in accordance with the laws of its place of incorporation, neither the exercise of the Share Conversion Right nor the serving of the Exercise Notice shall affect the Borrower’s obligations with respect to the Exercise Amount under other provisions of this Contract.

19.6         Upon completion of the exercise of the Share Conversion Right in accordance with this Article, the Borrower shall, to the extent of the Exercise Amount, be accordingly released from its repayment obligation under this Contract, and [Singapore SPV1] shall also be accordingly released from its repayment obligation under the company loan extended by the Borrower to [Singapore SPV1] through [HK SPV] with the Loan Funds hereunder.

19.7         The Borrower and [Singapore SPV1] shall (and the Borrower shall procure that [Singapore SPV1] shall), at its own expense, as directed by the Lender, take all actions and execute all documents necessary for the consummation of the share conversion under this Article (including without limitation all relevant approvals, registrations, filings and consents and other procedures), and shall complete all actions required by the laws of the place of incorporation of [Singapore SPV1].

ARTICLE XX
EVENTS OF DEFAULT AND BREACH OF
CONTRACT LIABILITIES OF BORROWER

20.1         If the Borrower or [Singapore SPV1] breaches the provisions of Articles 15, 16, 17,18 or 19 hereof, or if any of the Borrower’s representations or warranties set out in Article 14 is found inaccurate or misleading, the Lender shall be entitled to request the Borrower to rectify the same within a set time limit. In case the Borrower fails to so rectify within such time limit, the Lender shall have the right to take one or more of the following measures:

(a)           to cease the disbursement of Loan Funds;

(b)           to declare accelerated maturity of all or part of the Loan Funds, and to simultaneously request the Borrower to repay the principal and interest of the disbursed portion of the loan within a set time limit.  Moreover, the Lender shall have the right to directly deduct the repayable amounts from the accounts opened by the Borrower (By executing this Contract, the Borrower has authorized the Lender to exercise such right to directly deduct the repayable amounts);

(c)           to unilaterally terminate this Contract.

20.2         If the Borrower breaches provisions other than those set forth in 20.1 above, the Lender shall have the right to request the Borrower to rectify the same within a set time limit. If the Borrower fails to so rectify within such time limit, the Lender shall have the right to request the Borrower to pay a liquidated damages equal to 0.5% of the Loan Balance as of the time of occurrence of the breach, provided that if such liquidated damages are not sufficient to cover the financial losses suffered by the Lender, the Lender shall have the right to request the Borrower to compensate for the same.

20.3         If an act of breach of the Borrower or [Singapore SPV1] results in a litigation, the Borrower or [Singapore SPV1] shall assume the attorney’s fee incurred by the Lender in connection with the litigation.

ARTICLE XXI
MODIFICATION AND TERMINATION OF CONTRACT

21.1         Unless otherwise set forth herein, neither party shall unilaterally modify or terminate this Contract upon its effectiveness. Any amendment to or modification of this Contract shall be mutually agreed upon by the Lender and Borrower through consultations and shall be concluded in a written instrument.

21.2         The Lender may partially or wholly assign its rights hereunder to a third party. The Lender shall notify the Borrower and [Singapore SPV1] of such assignment.

21.3         If, due to a change of the laws, regulations or policies of the state, all or part of the provisions of this Contract become inconsistent with the requirements of such laws, regulations or policies, the Borrower and the Lender shall promptly consult each other and shall amend relevant provisions as soon as possible.

21.4         If, due to a force majeure event, either the Borrower or the Lender/a party hereto is unable to perform the Contract, the relevant party shall promptly notify the other party/ies and shall take effective measures to prevent the widening of the losses.  The party affected by the force majeure event shall, within 20 days of the occurrence of the event, provide the other party/ies with details on such force majeure event as well as the certificate issued by relevant governmental authorities on the occurrence and impact of said force majeure event. The parties hereto/the Borrower and the Lender shall promptly consult each other on the measures to deal with such force majeure event.

ARTICLE XXII
ENTIRE CONTRACT

All supplements, amendments or changes to this Contract shall be an integral part of the Contract.

ARTICLE XXIII
CONFIDENTIALITY

Without the consent of all parties hereto, none of the parties shall disclose to a third party the content of this Contract or the business secrets of the other party/ies.

ARTICLE XXIV
GOVERNING LAW AND RESOLUTION OF DISPUTES

This Contract shall be governed by and construed in accordance with the laws of PRC.

Disputes between the Borrower and the Lender/ the parties hereto arising out of the performance of this Contract shall be resolved through consultations between the parties. Failing such resolution, the dispute shall be resolved through litigation before the People’s Court of the domicile of the Lender.

ARTICLE XXV
MISCELLANEOUS

25.1         Matters not covered by this Contract shall be dealt with by the Borrower and the Lender / all parties hereto through consultations or shall be dealt with according to the stipulations of relevant laws and regulations of the state.

25.2         This Contract is made in three originals, with the Borrower, the Lender and [Singapore SPV1] each holding one copy thereof; and in eight duplicates, with the Borrower holding two copies and the Lender holding six copies thereof.

ARTICLE XXVI
EFFECTIVENESS AND EXPIRY OF THE CONTRACT

This Contract shall become effective as from the date on which it has been executed and sealed by the Borrower and the Lender and further been executed by [Singapore SPV1], and shall expire on the date of full repayment of the entire debt hereunder.

Borrower:	(Company Seal or Special Seal for Contracts)

Legal Representative	/s/ Zhang Zhankui
Deputy Director, Financial Department
(or Authorized Representative)

January 30, 2008

Opening Bank & Account No. of Borrower:

Lender	(Special Seal for Contracts)

Legal Representative	/s/ Xu Qiying

(or Authorized Representative)

January 30, 2008

[Singapore SPV1]:

Representative	/s/ Zhao Zhengang
Director
(or Authorized Representative)
/s/ Wang Wenfu
Director

January 30, 2008

Place of Execution:  Xi Cheng District, Beijing

ANNEX 1

DRAWDOWN APPLICATION

(No.       )

China Development Bank:

Pursuant to the Foreign Exchange Loan Contract between our Company and your Bank and [Singapore SPV1] dated     (mm)    (dd)     (yy)(Contract No.      ), we hereby irrevocably file the following loan drawdown application with the Bank:

•                  Drawdown Amount:            ;

•                  Drawdown Date:     (mm)    (dd)     (yy);

•                  Purpose of Use of Drawdown Fund:             ;

•                  We hereby authorize the Bank to transfer the said amount into the Deposit Account opened by us with the Bank, the Account No. of which is           ;

•                  We hereby authorize the Bank to directly disburse on the Drawdown Date the said amount to        , whose opening bank and account number are               .

We hereby declare that we have satisfied all of the conditions precedent for drawdowns set forth in the Foreign Exchange Loan Contract (Contract No.       ) and that there has occurred no event of default whatsoever under the said Contract. The foregoing drawdown will constitute a drawdown by us on the Bank and we will assume all debts arising therefrom.

Borrower:
(company seal or special seal for contracts)

Legal Representative

(or Authorized Representative):

(signature)

Date: (mm) (dd) (yy)